Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Third Quarter 2010 Financial Results
SOUTH SAN FRANCISCO, Calif., November 4, 2010 — OXiGENE, Inc., (Nasdaq: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter and nine months ended September 30, 2010, and presented an update on recent clinical and corporate progress.
“An important highlight of the third quarter of 2010 was the presentation of additional highly encouraging data from the FACT trial about the safety and activity of ZYBRESTAT™ as a potential treatment for anaplastic thyroid cancer. These data included results showing improvement in overall survival and meaningful survival benefit in multiple subgroups of patients, including patients who were heavily pretreated with surgery, radiation or chemotherapy as well as patients younger than 60 years of age,” said Peter J. Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “For the remainder of 2010, we will remain focused on three key areas of our business: financing our operations, working to establish strategic partnerships and pursuing guidance from the FDA based on our analysis of the FACT trial as well as the outcomes of our other clinical programs. We are pleased with the progress of our clinical programs and look forward to achieving additional milestones that have the potential to add significant value to these programs.”
Upcoming milestones in 2010 include the presentation of further data from the Company’s Phase 2 FALCON trial of ZYBRESTAT in non-small cell lung cancer at the AACR/NCI/EORTC Meeting in November.
Financial Results
The Company reported a consolidated net loss for the three-month period ended September 30, 2010 of $13.5 million compared to a consolidated net loss of $6.9 million for the same three-month period of 2009. The difference in results for the comparable three-month periods was due to the non-cash change in fair value of warrants and other financial instruments going from a gain in the 2009 three month period of $0.8 million to a loss in the 2010 three month period of $9.9 million, partially offset by a reduction in total costs and expenses from $7.7 million in the 2009 period to $3.6 million in the 2010 period, a change of $4.1 million.
Due to the nature of the Company’s warrants and other financial instruments, the warrants are recorded as liabilities on the Company’s Consolidated Balance Sheets. These instruments are adjusted to their fair market value at each exercise date and

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reporting date, until exercised or cancelled and the difference is recorded as a non-cash gain or loss in the Company’s Consolidated Statements of Operations. The reduction in operating costs and expenses for the comparable three-month period is primarily attributable to reductions in a number of clinical program and support costs associated with the restructuring plan implemented in the first quarter of 2010. The operating costs for the 2009 period include costs and expenses of Symphony ViDA, Inc. In July 2009, the Company acquired the equity of Symphony ViDA, Inc. and the entity was subsequently merged directly into OXiGENE.
The Company reported a consolidated net loss for the nine-month period ended September 30, 2010 of $22.0 million compared to a consolidated net loss of $21.5 million for the same nine-month period of 2009. The difference in results for the comparable nine-month periods was due to a reduction in total costs and expenses of $7.4 million from $22.5 million in the 2009 period to $15.1 million in the 2010 period, offset by the non-cash change in fair value of warrants and other financial instruments going from a gain in the 2009 nine month period of $1.0 million to a loss in the 2010 nine month period of $7.0 million. The reduction in operating costs and expenses for the comparable nine-month period is primarily attributable to reductions in a number of clinical program and support costs associated with the restructuring plan implemented in the first quarter of 2010, with the major impact of this restructuring plan taking effect in the Company’s second quarter of 2010. Operating expenses for the nine months of 2010 were also impacted by a $0.5 million one-time restructuring charge.
The net loss applicable to common stock was $0.17 per share for the three-month period ended September 30, 2010, compared to $0.29 per share for the same three-month period of 2009. The net loss applicable to common stock was $0.31 per share for the nine-month period ended September 30, 2010, compared to $0.55 per share for the same nine-month period of 2009. In the third quarter of 2009, OXiGENE recorded the acquisition of the Symphony ViDA variable interest entity as a capital transaction, and the $10.4 million excess of the fair market value of the shares of common stock issued by OXiGENE ($15.6 million) over the carrying value of the non-controlling interest ($5.2 million) is presented as an increase in the loss applicable to common stock within the calculation of basic and diluted earnings per share for both the three and nine-month periods ended September 30, 2009.
During the three months ended September 30, 2010, the Company sold 10.7 million shares of common stock pursuant to an “at the market” sales agreement executed in July 2010, resulting in net proceeds to the Company of approximately $3.1 million. Also during the three months ended September 30, 2010, 16.7 million shares were issued pursuant to the exercise of warrants issued in connection with the private placement completed in March 2010. The Company received $0.6 million in connection with the exercise of these warrants. As of September 30, 2010, there were a total of 97.2 million shares outstanding.
In July 2010, the Company submitted three applications requesting certification for qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code. In November 2010 the Company was notified that it was awarded a grant in the amount of approximately $0.24 million for each of the three project applications submitted for a total of approximately $0.72 million.

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At September 30, 2010, OXiGENE had cash, cash equivalents and restricted cash of approximately $6.5 million compared with approximately $14.1 million at December 31, 2009.
Conference Call Today
Members of OXiGENE’s management team will review third quarter results via a webcast and conference call today at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing 888-841-3431 in the United States and Canada, and +1 678-809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 pm, EDT (4:30 pm, PDT) on November 4, 2010 and ending at 12:00 midnight EDT (9:00 p.m., PDT) on Wednesday, November 10, 2010. To access the replay, please dial 800-642-1687 if calling from the United States or Canada, or +1 706-645-9291 from international locations. Please refer to replay pass code 2231775.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is being evaluated in a Phase 2 study of patients with non-small cell lung cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of solid tumors. Like its structural analog, ZYBRESTAT (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase

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1 dose-escalation trial in patients with advanced solid tumors and in patients with hepatic tumor burden.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include OXiGENE’s statements regarding business priorities, outcomes of clinical studies and communications with regulatory agencies and availability of potential strategic collaborations or sufficient financing may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of the Phase 2 clinical trial of ZYBRESTAT in NSCLC, the Phase 2/3 clinical trial of ZYBRESTAT in ATC and the ongoing clinical trial of OXi4503 in patients with hepatic tumor burden, timing or execution of a potential strategic collaboration on any product or indication or any other strategic or financing transaction and outcomes of communications with regulatory agencies. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000’s)
(Unaudited)

	September 30, 2010	December 31, 2009

Assets

Cash, cash equivalents and restricted cash	$6,529	$14,072
Prepaid expenses	475	644
License agreement	411	484
Other assets	265	417

Total assets	$7,680	$15,617

Liabilities and stockholders’ (deficit) equity

Accounts payable and accrued liabilities	$3,554	$7,618
Derivative liabilities	11,681	2,200
Total stockholders’ (deficit) equity	(7,555)	5,799

Total liabilities and stockholders’ (deficit) equity	$7,680	$15,617

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OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Costs and expenses:
Research and development	$2,379	$6,155	$9,912	$17,084
General and administrative	1,256	1,585	4,637	5,464
Restructuring	—	—	510	—

Total costs and expenses	3,635	7,740	15,059	22,548
Operating loss	(3,635)	(7,740)	(15,059)	(22,548)

Change in fair value of warrants and other financial instruments	(9,893)	791	(6,987)	1,032
Investment income	3	24	14	94
Other (expense) income, net	(11)	(18)	5	(62)

Consolidated net loss	$(13,536)	$(6,943)	$(22,027)	$(21,484)

Loss attributed to non controlling interest	—	(468)	—	(4,186)
Net loss attributed to OXiGENE Inc.	$(13,536)	$(6,475)	$(22,027)	$(17,298)

Excess purchase price over carrying value of noncontrolling interest acquired in Symphony ViDA, Inc.	—	(10,383)	—	(10,383)
Net loss applicable to common stock	$(13,536)	$(16,858)	$(22,027)	$(27,681)

Basic and diluted net loss per common share	$(0.17)	$(0.29)	$(0.31)	$(0.55)
Weighted average number of common shares outstanding	77,916	59,096	70,609	50,503